EXHIBIT NO. 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2001	2000	2001	2000
Orders Received:
Sign Making & Specialty Graphics	$ 69,644	$ 72,510	$270,681	$292,891
Apparel & Flexible Materials	42,783	50,580	187,802	215,969
Ophthalmic Lens Processing	23,738	25,190	89,748	96,267

	$136,165	$148,280	$548,231	$605,127
	=======	=======	=======	=======

	April 30, 2001	April 30, 2000
Backlog:
Sign Making & Specialty Graphics	$ 1,420	$ 4,504
Apparel & Flexible Materials	35,564	34,897
Ophthalmic Lens Processing	3,532	5,844

	$ 40,516	$ 45,245
	=======	=======